Exhibit 99.1

Horizon Technology Finance Provides

Investment Portfolio Update for First Quarter 2017

Increased Investment Activity and Positive Liquidity Events, Including Prepayments and
Warrant Gains, Highlight First Quarter Performance

FARMINGTON, Conn., April 12, 2017 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today provided a portfolio update for the first quarter of 2017.

“We experienced increased investment activity during the first quarter as we focused our marketing efforts on life science and innovative technology companies with limited leverage,” said Gerald A. Michaud, President of Horizon. “While deploying capital into new investments, Horizon also profited from positive liquidity events from six portfolio companies, including loan prepayments and realized gains from the exercise and sale of warrants. With our considerable liquidity, we believe we are positioned to grow our investment portfolio over the balance of the year.”

New Loans Funded

Horizon funded five new loans in the first quarter of 2017 totaling $25.8 million to the following portfolio companies:

•	$12.0 million to a new portfolio company, IgnitionOne, Inc., a leading digital marketing and services provider and one of the largest independent marketing technology companies in the world.

•	$4.0 million to a new portfolio company, a mobile app publisher that delivers innovative promotions, rewards and instant-win experiences through free mobile gaming on both iOS and Android.

•	$4.0 million to an existing portfolio company, a provider of a cloud-based, iPad point-of-sale system for small businesses.

•	$3.8 million to an existing portfolio company, vTv Therapeutics, Inc., a clinical-stage biopharmaceutical company committed to the discovery and development of treatments for a range of human diseases including Alzheimer's disease and diabetes.

•	$2.0 million to an existing portfolio company, Luxtera, Inc., a developer of integrated silicon CMOS photonics.

Liquidity Events

During the quarter ended March 31, 2017, Horizon experienced liquidity events from six portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

As previously disclosed, in March, Argos Therapeutics, Inc. (“Argos”) prepaid the outstanding principal balance of $9.2 million on its venture loan, plus interest. Horizon continues to hold warrants in Argos.

In March, Rypos, Inc. (“Rypos”) prepaid the outstanding principal balance of $1.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Rypos.

In March, Social Intelligence Corporation (“Social Intelligence”) prepaid the outstanding principal balance of $0.2 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Social Intelligence.

In March, Vidsys, Inc. prepaid the outstanding principal balance of $2.6 million on its venture loan, plus interest, end-of-term payment and prepayment fee.

In March, MedAvante, Inc. (“MedAvante”) prepaid the outstanding principal balance of $10.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon also received proceeds of approximately $1.0 million pursuant to its exercise and sale of warrants in MedAvante.

In March, Luxtera, Inc. (“Luxtera”) prepaid the outstanding principal balance of $3.7 million on its venture loan, plus interest and end-of-term payment. Horizon continues to hold warrants in Luxtera.

Refinanced Principal Balances, Early Principal Payoffs, and Principal Payments Received

As noted above, Horizon experienced early pay-offs during the first quarter of 2017 totaling $27.2 million, compared to early pay-offs totaling $12.7 million during the fourth quarter of 2016. During the first quarter of 2017, Horizon received regularly scheduled principal payments on investments totaling $12.3 million, compared to regularly scheduled principal payments totaling $12.9 million during the fourth quarter of 2016.

Commitments

During the quarter ended March 31, 2017, Horizon closed new loan commitments totaling $19.5 million to three companies, compared to the quarter ended December 31, 2016, wherein Horizon closed new loan commitments totaling $27.5 million to two companies.

Pipeline

As of March 31, 2017, Horizon’s unfunded loan approvals and commitments (“Committed Backlog”), all priced at floating interest rates, were $11.5 million to three companies. This compares to a Committed Backlog of $20.8 million to four companies as of December 31, 2016. While Horizon’s portfolio companies have discretion whether to draw down such commitments, the right of a portfolio company to draw down its commitment is often subject to achievement of specific milestones and other conditions to borrowing.

Warrant and Equity Portfolio

As of March 31, 2017, Horizon held a portfolio of warrant and equity positions in 76 portfolio companies, including 63 private companies, which provides the potential for future additional returns to Horizon's shareholders.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon has regional offices in Pleasanton, California, Reston, Virginia and Boston, Massachusetts. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:
Horizon Technology Finance	Investor Relations and Media Contacts:
Daniel R. Trolio	The IGB Group
Chief Financial Officer	Scott Eckstein / Leon Berman
(860) 674-9977	(212) 477-8261 / (212) 477-8438
dtrolio@horizontechfinance.com	seckstein@igbir.com / lberman@igbir.com